LINKAGE TECHNOLOGIES INTERNATIONAL HOLDINGS LIMITED
July 28, 2010
VIA EDGAR
Maryse Mills-Apenteng, Special Counsel
Michael F. Johnson, Staff Attorney
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Linkage Technologies International Holdings Limited
Registration Statement on Form F-1, File No. 333-163185 and
Registration Statement on Form 8-A, File No. 001-34557
Dear Ms. Mills-Apenteng and Mr. Johnson,
     Please be advised that Linkage Technologies International Holdings Limited (the “Company”) hereby requests withdrawal of Registration Statement on Form F-1, File No. 333-163185 and Registration Statement on Form 8-A, File No. 001-34557 (the “Registration Statements”), including all amendments and exhibits thereto, pursuant to Rule 477 of the Securities Act of 1933, as amended, on the grounds that the Company merged with AsiaInfo Holdings, Inc. as of July 1, 2010. The Company hereby confirms that it has not sold any securities in connection with the Registration Statements.
(Signature page follows)

Very Truly Yours, LINKAGE TECHNOLOGIES INTERNATIONAL HOLDINGS LIMITED
By:

/s/ Libin Sun
Name:	Libin Sun
Title:	Chairman and Chief Executive Officer

[Signature page to the Registration Withdrawal Request]